Exhibit 11.1

                  First Colonial Group, Inc. and Subsidiaries

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                      Three Months Ended
                                                   March 31,       March 31,
                                                     1996            1995
                                                 ---------      ---------

Primary
    Net Income (Loss)                               $  615         $ (663)
                                                 =========      =========

    Shares
        Weighted average number of common
         shares outstanding                      1,444,617      1,424,170

    Primary earnings (loss) per common share        $ 0.43         $(0.46)
                                                 =========      =========

Assuming full dilution
    Net Income (Loss)                               $  615         $ (663)
                                                 =========      =========

    Shares
        Weighted average number of common
         shares outstanding                      1,444,617      1,424,170
        Assuming exercise of option reduced by
         the number of shares which could have
         been purchased with the proceeds from
         exercise of such options                      615             *
                                                 ---------      ---------
        Weighted average number of common shares
         outstanding as adjusted                 1,445,232      1,424,170
                                                 =========      =========

    Earnings per common share assuming
     full dilution                                 $ 0.43           (0.46)
                                                 =========      =========









 * The stock options are not included since the option price on the stock options outstanding was greater than the average market price and the period-end market price.